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As filed with the Securities and Exchange Commission on May 14, 2015

File No. 001-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF
THE SECURITIES EXCHANGE ACT OF 1934

SPX FLOW, INC.
(Exact name of registrant as specified in its charter)

Delaware (State of incorporation or organization)	47-3110748 (I.R.S. Employer Identification No.)
13320 Ballantyne Corporate Place Charlotte, NC 28277 (Address of principal executive offices)	28277 (Zip code)

(704) 752-4486
(Registrant's telephone number, including area code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
Common Stock, $0.01 Par Value	New York Stock Exchange

        Securities to be registered pursuant to Section 12(g) of the Act: None.

        Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer," and "smaller reporting company" in Rule 12b-2 of the Securities Exchange Act of 1934, as amended. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

 INFORMATION REQUIRED IN REGISTRATION STATEMENT
CROSS-REFERENCE SHEET BETWEEN INFORMATION STATEMENT AND ITEMS OF FORM 10

        The information required by the following Form 10 Registration Statement items is contained in the sections of the Information Statement filed as Exhibit 99.1 to this Form 10 Registration Statement (the "Information Statement") that we identify below, each of which we incorporate in this report by reference:

Item 1.    Business

        The information required by this item is contained under the sections "Summary," "Business," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Certain Relationships and Related Party Transactions" and "Where You Can Find More Information" of the Information Statement.

Item 1A.    Risk Factors

        The information required by this item is contained under the section "Risk Factors" of the Information Statement.

Item 2.    Financial Information

        The information required by this item is contained under the sections "Summary," "Selected Historical Combined Financial Data," "Unaudited Pro Forma Combined Financial Statements," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Description of Capital Stock" of the Information Statement.

Item 3.    Properties

        The information required by this item is contained under the section "Business—Properties" of the Information Statement.

Item 4.    Security Ownership of Certain Beneficial Owners and Management

        The information required by this item is contained under the section "Security Ownership of Certain Beneficial Owners and Management" of the Information Statement.

Item 5.    Directors and Executive Officers

        The information required by this item is contained under the section "Management" of the Information Statement.

Item 6.    Executive Compensation

        The information required by this item is contained under the section "Executive Compensation" of the Information Statement.

Item 7.    Certain Relationships and Related Transactions, and Director Independence

        The information required by this item is contained under the sections "Management," "Executive Compensation" and "Certain Relationships and Related Party Transactions" of the Information Statement.

Item 8.    Legal Proceedings

        The information required by this item is contained under the section "Business—Legal Matters" of the Information Statement.

Item 9.    Market Price of and Dividends on the Registrant's Common Equity and Related Stockholder Matters

        The information required by this item is contained under the sections "Risk Factors," "The Spin-Off," "Dividend Policy," "Executive Compensation" and "Description of Capital Stock" of the Information Statement.

Item 10.    Recent Sales of Unregistered Securities

        The information required by this item is contained under the section "Description of Material Indebtedness and Other Financing Arrangements" and "Description of Capital Stock" of the Information Statement.

Item 11.    Description of Registrant's Securities to be Registered

        The information required by this item is contained under the section "Description of Capital Stock" of the Information Statement.

Item 12.    Indemnification of Directors and Officers

        The information required by this item is contained under the section "Description of Capital Stock—Liability and Indemnification of Directors and Officers" of the Information Statement.

Item 13.    Financial Statements and Supplementary Data

        The information required by this item is contained under the sections "Selected Historical Combined Financial Data," "Unaudited Pro Forma Combined Financial Statements," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Description of Capital Stock" and "Index to Combined Financial Statements" of the Information Statement.

Item 14.    Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

        None.

Item 15.    Financial Statements and Exhibits

(a)   Financial Statements

        The information required by this item is contained under the section "Index to Combined Financial Statements" beginning on page F-1 of the Information Statement.

(b)   Exhibits

        We are filing the following documents as exhibits to this registration statement:

Exhibit No.	Description
2.1	Form of Separation and Distribution Agreement between SPX FLOW, Inc. and SPX Corporation.*
3.1	Form of Amended and Restated Certificate of Incorporation of SPX FLOW, Inc.*
3.2	Form of Amended and Restated By-Laws of SPX FLOW, Inc.*
10.1	Form of Transition Services Agreement between SPX FLOW, Inc. and SPX Corporation.*

Exhibit No.	Description
10.2	Form of Tax Matters Agreement between SPX FLOW, Inc. and SPX Corporation.*
10.3	Form of Employee Matters Agreement between SPX FLOW, Inc. and SPX Corporation.*
10.4	Form of Trademark License Agreement between SPX FLOW, Inc. and SPX Corporation.*
10.5	Form of Lease Agreement between SPX FLOW, Inc. and SPX Corporation.*
21.1	List of subsidiaries of SPX FLOW, Inc.*
99.1	Preliminary Information Statement of SPX FLOW, Inc., subject to completion, dated May 14, 2015.

*
To be filed by amendment.

 SIGNATURES

        Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

SPX FLOW, INC.
By:	/s/ JEREMY W. SMELTSER Jeremy W. Smeltser President

Date: May 14, 2015

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INFORMATION REQUIRED IN REGISTRATION STATEMENT CROSS-REFERENCE SHEET BETWEEN INFORMATION STATEMENT AND ITEMS OF FORM 10
  Item 1. Business
  Item 1A. Risk Factors
  Item 2. Financial Information
  Item 3. Properties
  Item 4. Security Ownership of Certain Beneficial Owners and Management
  Item 5. Directors and Executive Officers
  Item 6. Executive Compensation
  Item 7. Certain Relationships and Related Transactions, and Director Independence
  Item 8. Legal Proceedings
  Item 9. Market Price of and Dividends on the Registrant's Common Equity and Related Stockholder Matters
  Item 10. Recent Sales of Unregistered Securities
  Item 11. Description of Registrant's Securities to be Registered
  Item 12. Indemnification of Directors and Officers
  Item 13. Financial Statements and Supplementary Data
  Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure
  Item 15. Financial Statements and Exhibits
SIGNATURES